INVESTMENT COMPANY SERVICE AGREEMENT

                                 _______, 199_


        Pioneer Gold Shares, a Delaware business trust with its principal place of business at 60 State Street, Boston, Massachusetts 02109 ("Customer") and Pioneering Services Corporation, a Massachusetts corporation ("PSC"), hereby agree as follows:

         1. SERVICES TO BE PROVIDED BY PSC. During the term of this Agreement, PSC will provide to each series of shares of beneficial interest (the "Series") of Customer, which may be established, from time to time (the "Account"), with the services described in Exhibits A, B, C and D (collectively, the "Exhibits") that are attached hereto and incorporated herein by reference. It is understood that PSC may subcontract any of such services to one or more firms designated by PSC, provided that PSC (i) shall be solely responsible for all compensation payable to any such firm and (ii) shall be liable to Customer for the acts or omissions of any such firm to the same extent as PSC would be liable to Customer with respect to any such act or omission hereunder.

         2. EFFECTIVE DATE. This Agreement shall become effective on the date hereof (the "Effective Date") and shall continue in effect until it is terminated in accordance with Section 11 below.

         3. DELIVERY, VERIFICATION AND RECEIPT FOR DATA AND ASSETS. Prior to the Effective Date, Customer agrees to deliver to PSC all such documentation, data and materials as PSC may reasonably prescribe to enable it to perform the services contemplated by this Agreement. If PSC so requests, Customer agrees to confirm the accuracy of any starting records of Customer's assets and accounts produced from PSC's computer or held in other recording systems. In the event Customer does not, prior to the Effective Date, comply fully with any of the foregoing provisions of this Section 3, the date for commencement of PSC's services hereunder may be postponed by PSC until such compliance has taken place.

         Customer shall, from time to time, while this Agreement is in effect deliver all such materials and data as may be necessary or desirable to enable PSC to perform its services hereunder, including without limitation, those described in Section 12 hereof.

         4. REPORTS AND MAINTENANCE OF RECORDS BY PSC. PSC will furnish to Customer and to properly authorized auditors, examiners, distributors, dealers, underwriters, salesmen, insurance companies, investors, and others designated by Customer in writing, such books, any and all records and reports at such times as are prescribed for each service in the Exhibits attached hereto. Customer agrees to examine or to ask any other authorized recipient to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein of which Customer then has any knowledge. PSC may at its option at any time, and shall forthwith upon Customer's demand, turn over to Customer and cease to retain in PSC's files, any and all records and documents created and maintained by PSC

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pursuant to this Agreement  which are no longer needed by PSC in the performance of its services or for its protection.

         If not so turned over to Customer, such documents and reports will be retained by PSC for six years from the year of creation, during the first two of which the same will be in readily accessible form. At the end of six years, such records and documents will be turned over to Customer by PSC unless Customer authorizes their destruction.

         5. PSC'S DUTY OF CARE. PSC shall at all time use reasonable care and act in good faith in performing its duties hereunder. PSC shall incur no liability to Customer in connection with its performance of services hereunder except to the extent that it does not comply with the foregoing standards.

         PSC shall at all times adhere to various procedures and systems consistent with industry standards in order to safeguard Customer's checks, records and other data from loss or damage attributable to fire or theft. PSC shall maintain insurance adequate to protect against the costs of reconstructing checks, records and other data in the event of such loss and shall notify Customer in the event of a material adverse change in such insurance coverage. In the event of damage or loss occurring to Customer's records or data such that PSC is unable to meet the terms of this Agreement, PSC shall transfer all records and data to a transfer agent of Customer's choosing upon Customer's written authorization to do so.

         Without limiting the generality of the foregoing, PSC shall not be liable or responsible for delays or errors occurring by reason of circumstances beyond its control including acts of civil, military or banking authority, national emergencies, labor difficulties, fire, flood or other catastrophes, acts of God, insurrection, war, riots, failure of transportation, communication or power supply.

         6. CONFIDENTIALITY. PSC will keep confidential all records and information provided by Customer or by the shareholders of the Account to PSC, except to the extent disclosures are required by this Agreement, are required by the Customer's Prospectus and Statement of Additional Information, or are required by a valid subpoena or warrant issued by a court of competent jurisdiction or by a state or federal agency or governmental authority.

         7. CUSTOMER INSPECTION. Upon reasonable notice, in writing signed by Customer, PSC shall make available, during regular business hours, all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by Customer or Customer's agents, including reasonable visitation by Customer or Customer's agents, including inspecting PSC's operation facilities. PSC shall not be liable for injury to or responsible in any way for the safety of any individual visiting PSC's facilities under the authority of this section. Customer will keep confidential and will cause to keep confidential all confidential information obtained by its employees or agents or any other individual representing Customer while on PSC's premises. Confidential information shall include (1) any


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information of whatever nature regarding PSC's operations,  security procedures, and data processing capabilities, (2) financial information regarding PSC, its affiliates, or subsidiaries, and (3) any information of whatever kind or description regarding any customer of PSC, its affiliates or subsidiaries.

         8. RELIANCE BY PSC ON INSTRUCTIONS AND ADVICE; INDEMNITY. PSC shall be entitled to seek advice of Customer's legal counsel with respect to PSC's responsibilities and duties hereunder and shall in no event be liable to Customer for any action taken pursuant to such advice, except to the extent that Customer's legal counsel determines in its sole discretion that the rendering of advice to PSC would result in a conflict of interest.

         Whenever PSC is authorized to take action hereunder pursuant to proper instructions from Customer, PSC shall be entitled to rely upon any certificate, letter or other instrument or telephone call reasonably believed by PSC to be genuine and to have been properly made or signed by an officer or other authorized agent of Customer, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of Customer or any other person authorized by Customer's Board of Trustees.

         Subject to the provisions of Section 13 of this Agreement, Customer agrees to indemnify and hold PSC, its employees, agents and nominees harmless from any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to PSC's action or non-action upon information, instructions or requests given or made to PSC by Customer with respect to the Account.

         Notwithstanding the above, whenever Customer may be asked to indemnify or hold PSC harmless, Customer shall be advised of all pertinent facts arising from the situation in question. Additionally, PSC will use reasonable care to identify and notify Customer promptly concerning any situation which presents, actually or potentially, a claim for indemnification against Customer. Customer shall have the option to defend PSC against any claim for which PSC is entitled to indemnification from Customer under the terms hereof, and in the event Customer so elects, it will notify PSC and, thereupon, Customer shall take over complete defense of the claim and PSC shall sustain no further legal or other expenses in such a situation for which indemnification shall be sought or entitled. PSC may in no event confess any claim or make any compromise in any case in which Customer will be asked to indemnify PSC except with Customer's prior written consent.

         9. MAINTENANCE OF DEPOSIT ACCOUNTS. PSC shall maintain on behalf of Customer such deposit accounts as are necessary or desirable from time to time to enable PSC to carry out the provisions of this Agreement.

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         10. COMPENSATION AND REIMBURSEMENT TO PSC. For the services rendered by
PSC under this Agreement, Customer agrees to pay an annual fee of $22.75 per account to PSC, such fee to be payable in equal monthly installments. In addition, Customer shall reimburse PSC monthly for out-of-pocket expenses such as postage, forms, envelopes, checks, "outside" mailings, telephone line and other charges, mailgrams, mail insurance on certificates and data processing file recovery insurance.

         11. TERMINATION. Either PSC or Customer may at any time terminate this Agreement by giving 90 days' prior written notice to the other.

         After the date of termination, for so long as PSC in fact continues to perform any one or more of the services contemplated by this Agreement or any exhibit hereto, the provisions of this Agreement, including without limitation the provisions of Section 8 dealing with indemnification, shall where applicable continue in full force and effect.

         12. REQUIRED DOCUMENTS. Customer agrees to furnish to PSC prior to the Effective Date the following (to the extent not previously provided):

                  A. Two (2) copies of the Agreement and Declaration of Trust of
            Customer, and of any amendments thereto, certified by an officer of the Customer.

                  B. Two (2) copies of the following documents, currently certified by the Secretary of Customer:

                      a. Customer's By-laws and any amendment thereto.

                      b. Certified copies of resolutions of Customer's Board of Trustees covering the following matters.

                                 (1) Approval of this Agreement.

                                 (2) Authorization of specified officers of Customer to instruct PSC hereunder (if different from other officers of Customer previously specified by Customer as to other Customer accounts being serviced by
                      PSC).

         C. List of all officers of Customer together with specimen signatures of those officers who are authorized to sign share certificates and to instruct PSC in all other matters.

         D. Two (2) copies of the following:

            a.       Prospectus


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            b.       Statement of Additional Information
            c.       Management Agreement
            d.       Registration Statement

         E. Opinion of counsel for Customer as to the due authorization by and binding effect of this Agreement on Customer, the applicability of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and the approval by such public authorities as may be prerequisite to lawful sale and delivery in the various states.

         F. Amendments to, and changes in, any of the foregoing forthwith upon such amendments and changes being available, but in no case later than the effective date.

         13. INDEMNIFICATION. The parties to this Agreement acknowledge and agree that all liabilities arising, directly or indirectly, under this Agreement, of any and every nature whatsoever, including without limitation, liabilities arising in connection with any agreement of Customer or its Trustees set forth herein to indemnify any party to this Agreement or any other person, shall be satisfied out of the assets of the Account first and then of Customer and that no Trustee, officer or holder of shares of beneficial interest of Customer shall be personally liable for any of the foregoing liabilities. Customer's Agreement and Declaration of Trust, dated December 4, 1996, describes in detail the respective responsibilities and limitations on liability of the Trustees, officers, and holders of shares of beneficial interest of Customer.

         14. LIMITATIONS ON EXCHANGES. PSC acknowledges that shareholders of other Pioneer mutual funds may not open new accounts with Customer or purchase shares of Customer by exchanging shares from other Pioneer mutual funds. Shareholders of Customer may exchange their shares of Customer for shares of other Pioneer mutual funds. Such shares, however, may not be exchanged back into Customer. The foregoing exchange restriction shall be in effect, unless Customer notifies PSC otherwise.

         15. MISCELLANEOUS. In connection with the operation of this Agreement, PSC and Customer may agree from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions are to be signed by both parties and annexed hereto, but no such provision shall contravene any applicable Federal and state law or regulation, and no such provision shall be deemed to be an amendment of this Agreement.

                  This Agreement shall be construed in accordance with the laws of The Commonwealth of Massachusetts.

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         IN WITNESS  WHEREOF,  Customer and PSC have caused this Agreement to be executed in their respective names by their respective officers thereunto duly authorized as of the date first written above.

ATTEST:                                       PIONEERING SERVICES CORPORATION



___________________________                   ___________________________
Joseph P. Barri, Clerk                        Roger Rainville
                                              Executive Vice President


                                              PIONEER GOLD SHARES



___________________________                   ___________________________
Joseph P. Barri, Secretary                    John F. Cogan, Jr.
                                              President



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               EXHIBIT A - TO INVESTMENT COMPANY SERVICE AGREEMENT



Shareholder Account Service:

As Servicing Agent for fund accounts and in accordance with the provisions of the standard fund application and Customer's prospectus, PSC will:

          1.   Open, maintain and close accounts.

          2.   Purchase shares for the shareholder.

          3. Out of the money received in payment for sales of Customer's shares pay to the Customer's custodian the net asset value per share and pay to the underwriter and to the dealer their commission, if any, on a bimonthly basis.

          4.Redeem shares by systematic withdrawal orders. (See Exhibit B)

          5. Issue share certificates, upon instruction, resulting from withdrawals from share accounts (It is the policy of PSC to issue share certificates only upon request of the shareholder). Maintain records showing name, address, certificate numbers and number of shares.

          6. Deposit certificates to shareholder accounts when furnished with such documents as PSC deems necessary to authorize the deposit.

          7. Reinvest or disburse dividends and other distributions upon direction of shareholder.

          8.   Establish the proper registration of ownership of shares.

          9.   Pass upon the adequacy of documents submitted by a shareholder or
               his  legal   representative   to  substantiate  the  transfer  of
               ownership of shares from the registered owner to transferees.

          10.  Make  transfers  from time to time upon the books of the Customer
               in  accordance  with  properly  executed  transfer   instructions
               furnished to PSC.

          11. Upon receiving appropriate detailed instructions and written materials prepared by Customer and, where applicable, proxy proofs checked by Customer, mail shareholder reports, proxies and related materials of suitable design for automatic enclosing, receive and tabulate executed proxies, and furnish an annual meeting list of shareholders when required.

          12.  Respond to shareholder inquiries in a timely manner.

          13.  Maintain dealer and salesperson records.

          14. Maintain and furnish to Customer such shareholder information as Customer may reasonably request for the purpose of compliance by Customer with the applicable tax and securities law of various jurisdictions.

          15. Mail confirmations of transactions to shareholders in a timely fashion (confirmations of Automatic Investment Plan transactions will be mailed quarterly).

          16.  Provide Customer with such information  regarding  correspondence
               as  well  as  enable   Customer  to  comply  with  related  N-SAR
               requirements.

          17.  Maintain continuous proof of the outstanding shares of Customer.

          18.  Solicit taxpayer identification numbers.

          19. Provide data to enable Customer to file abandoned property reports for those accounts that have been indicated by the Post Office to be not at the address of record with no forwarding address.

          20.  Maintain bank accounts and reconcile same on a monthly basis.

          21. Provide management information reports on a quarterly basis to Customer's Board of Trustees/Directors outlining the level of service provided.

          22.  Provide sale/statistical reporting for purposes of providing fund
               management   with   information   to  maximizing  the  return  to
               shareholders.



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               EXHIBIT B - TO INVESTMENT COMPANY SERVICE AGREEMENT



Redemption Service:

In accordance with the provisions of the Customer's Prospectus, as servicing agent for the redemptions, PSC will:

          1. Where applicable, establish accounts payable based on information furnished to PSC on behalf of Customer (i.e., copies of trade confirmations and other documents deemed necessary or desirable by PSC on the first business day following the trade date).

          2.   Receive for redemption either:

               a.   Share certificates,  supported by appropriate documentation;
                    or

               b.   Written   or   telephone   authorization   (where  no  share
                    certificates are issued).

          3. Verify there are sufficient available shares in an account to cover redemption requests.

          4.   Transfer  the  redeemed  or  repurchased   shares  to  Customer's
               treasury share account or, if applicable, cancel such shares for retirement.

          5. Pay the applicable redemption or repurchase price to the shareholder in accordance with Customer's Prospectus and
               Declaration of Trust on or before the seventh calendar day succeeding any receipt of certificates or requests for redemption or repurchase in "good order" as defined in the Prospectus.

          6. Notify Customer and the underwriter on behalf of Customer of the total number of shares presented and covered by such requests within a reasonable period of time following receipt.

          7. Promptly notify the shareholder if any such certificate or request for redemption or repurchase is not in "good order" together with notice of the documents required to comply with the good order standards. Upon receipt of the necessary documents PSC shall effect such redemption at the net asset value applicable at the date and time of receipt of such documents.

          8.   Produce periodic reports of unsettled items, if any.

          9. Adjust unsettled items, if any, relative to dividends and distributions.

          10. Report to Customer any late redemptions which must be included in Customer's N-SAR.


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              EXHIBIT C - TO INVESTMENT COMPANY SERVICE AGREEMENT



Exchange Service:

          1. Receive and process exchanges in accordance with a duly executed exchange authorization. PSC will redeem existing shares and use the proceeds to purchase new shares. Shares of Customer purchased directly or acquired through reinvestment of dividends on such shares may be exchanged for shares of other Pioneer funds (which funds have sales charges) only by payment of the applicable sales charge, if any, as described in Customer's Prospectus. Shares of Customer acquired by exchange and through reinvestment of dividends on such shares may be re-exchanged to another Pioneer fund at their respective net asset values.

          2.   Make authorized deductions of fees, if any.

          3. Register new shares identically with the shares surrendered for exchange. Mail new shares certificates, if requested, or an account statement confirming the exchange by first class mail to the address of record.

          4. Maintain a record of unprocessed exchanges and produce a periodic report.


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               EXHIBIT D - TO INVESTMENT COMPANY SERVICE AGREEMENT



Income Accrual and Disbursing Service:

          1. Distribute income dividends and/or capital gain distributions, either through reinvestment or in cash, in accordance with shareholder instructions.

          2. On the mailing date, Customer shall make available to PSC collected funds to make such distribution.

          3.   Adjust unsettled items relative to dividends and distribution.

          4.   Reconcile dividends and/or distributions with Customer.

          5. Prepare and file annual Federal and State information returns of distributions and, in the case of Federal returns, mail information copies to shareholders and report and pay Federal income taxes withheld from distributions made to non-resident aliens.